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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 8, 2004, with respect to: (i) the consolidated financial statements of Homebase Acquisition, LLC ("Homebase") for the year ended December 31, 2003; (ii) the consolidated financial statements of Consolidated Communications, Inc. for the year ended December 31, 2003; and
(iii) the combined financial statements of Illinois Consolidated Telephone Company and Related Business (as predecessor company to Homebase Acquisition, LLC and Consolidated Communications, Inc.) for each of the years in the two year period ended December 30, 2002 and December 31, 2001, in the Amendment No. 2 to the Registration Statement (File No. 333-119968) and related Prospectus of Consolidated Communications Illinois Holdings, Inc. ("Illinois Holdings"), Consolidated Communications Texas Holdings, Inc. ("Texas Holdings") and Homebase for the exchange of all Illinois Holdings' and Texas Holdings' outstanding unregistered 9.75% Senior Notes due 2012 for registered 9.75% Senior Notes due 2012.



/s/ Ernst & Young LLP

Chicago,
February 4, 2005